                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                  DELTA FUNDING RESIDUAL EXCHANGE COMPANY, LLC


                              Dated August __, 2001

                                TABLE OF CONTENTS


ARTICLE I  DEFINITIONS.........................................................2
     1.1       Definitions.....................................................2
     1.2       Other Definitions...............................................8

ARTICLE II  GENERAL PROVISIONS.................................................8
     2.1       Formation.......................................................8
     2.2       Name............................................................8
     2.3       Authorized Units................................................9
     2.4       Purpose.........................................................9
     2.5       Principal Place of Business.....................................9
     2.6       Term............................................................9
     2.7       Ownership of Company Property...................................9
     2.8       Registered Office; Registered Agent.............................9
     2.9       No State Law Partnership........................................9
     2.10      Certificate of Formation.......................................10
     2.11      Powers.........................................................10
     2.12      Nature of Interest in the Company..............................10

ARTICLE III  CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS.......................10
     3.1       Capital Contributions..........................................10
     3.2       Capital Accounts...............................................10
     3.3       Return of Capital Contributions; Interest......................11

ARTICLE IV  COMPANY EXPENSES..................................................11
     4.1       Company Expenses...............................................11

ARTICLE V  ALLOCATIONS........................................................11
     5.1       Profit.........................................................11
     5.2       Loss...........................................................12
     5.3       Other Rules....................................................12
     5.4       Changes in Membership Interest.................................13

ARTICLE VI  DISTRIBUTIONS.....................................................13
     6.1       Available Cash.................................................13
     6.2       Return or Reallocation of Distributions........................14

ARTICLE VII  MANAGEMENT OF THE COMPANY........................................14
     7.1       Rights and Powers of the Managing Member and Officers..........14
     7.2       Liability of the Managing Member...............................17
     7.3       Duties of the Managing Member..................................17
     7.4       Indemnification................................................17

ARTICLE VIII  MEMBERS.........................................................18
     8.1       Limited Liability..............................................18
     8.2       No Agency or Authority.........................................18


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


     8.3       Transfers of Membership Interests..............................18
     8.4       No Resignation, Withdrawal or Borrowing........................20
     8.5       Further Assurances.............................................20
     8.6       No Acquisition of Membership Interests by the Company..........20

ARTICLE IX  ACCOUNTS..........................................................20
     9.1       Books..........................................................20
     9.2       Reports, Returns and Audits....................................21
     9.3       Fiscal Year....................................................21
     9.4       Method of Accounting...........................................21
     9.5       Tax Returns....................................................22
     9.6       Bank Accounts..................................................22
     9.7       Other Information..............................................22

ARTICLE X  VALUATION OF ASSETS................................................22
     10.1      Fair Market Value..............................................22

ARTICLE XI  DISSOLUTION OF THE COMPANY........................................22
     11.1      Dissolution....................................................22
     11.2      Liquidation of Company Interests...............................22
     11.3      Liability for Return of Capital Contributions..................24

ARTICLE XII  AMENDMENTS.......................................................24
     12.1      Amendments.....................................................24

ARTICLE XIII  NOTICES.........................................................24
     13.1      Notices........................................................24

ARTICLE XIV  MISCELLANEOUS....................................................25
     14.1      Entire Agreement...............................................25
     14.2      Governing Law..................................................25
     14.3      Binding Effect.................................................25
     14.4      Counterparts...................................................25
     14.5      Severability...................................................25
     14.6      Headings.......................................................25
     14.7      Gender and Number..............................................25
     14.8      No Third Party Beneficiaries...................................25
     14.9      Tax Matters Partner............................................25
     14.10     Conflicts of Interest..........................................25
     14.11     Counterpart Execution, Telecopies..............................26

EXHIBIT A  Investor Certificate..............................................A-1

SCHEDULE 1     Capital Contributions; Membership Interests..................S1-1
SCHEDULE 2     Residual Certificates........................................S2-1
SCHEDULE 3     Description of Delta Financial Non-Performing
               Loan Trust 2000-1............................................S3-1
SCHEDULE 4     Other Consideration..........................................S4-1
SCHEDULE 5     NY Obligation................................................S5-1

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                  DELTA FUNDING RESIDUAL EXCHANGE COMPANY, LLC

         THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Delta Funding Residual Exchange Company, LLC (the "Company") is made and entered into to be effective as of August ___, 2001 by and among Delta Financial Corporation, a Delaware corporation (the "Initial Member"), Delta Funding Residual Management, Inc., a Delaware corporation ("DFRM"), and the Class A Voting Members (as hereinafter defined) listed on Schedule 1 hereto. Capitalized terms used herein shall have the meanings given thereto in Article I of this Agreement.

                                    RECITALS

         WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, Title 6 of the Delaware Code,
Section 18-101 et seq., as amended from time to time (the "Act"), by the filing of a Certificate of Formation for the Company (the "Certificate of Formation") with the Secretary of State of the State of Delaware, pursuant to Section 18-201 of the Act;

         WHEREAS, the Company has made an offer to the holders of the Initial Member's 9 1/2% Senior Secured Notes due 2004 (the "New Senior Notes") and the holders of the Initial Member's 9 1/2% Senior Notes due 2004 (the "Old Senior Notes" and, collectively with the New Senior Notes, the "Senior Notes") to exchange for each $1,000 principal amount of their Senior Notes tendered (A) one Class A Voting Membership Unit, (B) one share of Delta Preferred Stock and (C) one share of DFRM Common Stock (the "Exchange Offer");


         WHEREAS, the Company and the Initial Member are parties to that certain Reorganization and Exchange Agreement dated as of August ___, 2001 (the "Reorganization Agreement") pursuant to which, among other things, provided that the holders of at least 90% of the Senior Notes accept the Exchange Offer and properly tender such Senior Notes to the Company (the "Minimum Tender Condition"), the Company and the Initial Member have agreed to an exchange (the "Initial Member Exchange") wherein the Company will deliver all of the Senior Notes acquired by the Company in the Exchange Offer in exchange for (i) the Initial Member causing its Affiliates to deliver to the Company of (A) the excess cashflow certificates listed on Schedule 2 attached hereto (the "Residual Certificates"), (B) the residual interest in the Delta Funding Non-Performing Loan Trust 2000-1 more fully described on Schedule 3 attached hereto (the "Non-Performing Loan Trust Residual"), and (C) all cash and other property held by Delta Funding Residual Holding Trust 2000-1 and Delta Funding Residual Holding Trust 2000-2 listed on Schedule 4 attached hereto (the "Other Consideration"), and (ii) the Initial Member issuing to the Company the shares of Delta Preferred Stock.


         WHEREAS, the Minimum Tender Condition has been satisfied and the Company and the Initial Member desire that (i) the Company accept the tenders of Senior Notes and consummate the Exchange Offer and (ii) the Company and the Initial Member consummate the Initial Member Exchange; and

         WHEREAS, in order to consummate the Exchange Offer and the Initial Member Exchange, the Company and the Initial Member desire to amend and restate the Limited Liability Company Agreement of the Company executed and delivered by the Initial Member as of June 25, 2001 (the "Initial Agreement") to, among other things, (i) authorize the issuance of 150,000 Class A Voting Membership Units to the holders of the Senior Notes, (ii) authorize the issuance of one Class B Non-Voting Membership Unit to DFRM, (iii) convert the membership interests owned by the Initial Member pursuant to the Initial Agreement into one Class C Non-Voting Membership Unit, and (iv) appoint DFRM as the Managing Member.

         NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. Capitalized terms used in this Agreement have the following meanings:

         "Act" has the meaning set forth in the first recital of this Agreement.

         "Actions" has the meaning set forth in Section 7.4(a) of this Agreement.

         "Affiliate" of any specified Person (the "Specified Person") means any other Person (a) that directly or indirectly controls, is controlled by or is under common control with such Specified Person, (b) who is an officer, director, employee or agent of, partner in, or trustee of, or serves in a similar capacity with respect to, the Specified Person (or any of the Persons within the scope of clause (a) above), (c) of which the Specified Person is an officer, director, employee, agent, partner or trustee, or serves in a similar capacity, or (d) who is a Family Member of the Specified Person. For purposes of this definition, the term "control" means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities, by contract or otherwise.

         "Agreement" means this Limited Liability Company Agreement, including the Schedules hereto, all as the same may be amended, supplemented or restated from time to time.

         "Asset Value" with respect to any Company asset means:

                  (i) The Fair Market Value when contributed of any asset contributed to the Company by any Member;

                  (ii) The Fair Market Value on the date of distribution of any asset distributed by the Company to any Member as consideration for an interest in the Company;

                  (iii) The Fair Market Value of all Property at the time of the happening of any of the following events: (A) the admission of a Member to, or the increase of an interest of an existing Member in, the Company in exchange for a Capital Contribution; or (B) the liquidation of the Company under Regulations Section 1.704-1(b)(2)(ii)(g);

                  (iv)     The Basis of the asset in all other circumstances.

                  "Assign" means to sell, transfer, assign, pledge, hypothecate, mortgage or otherwise dispose of a Membership Interest in the Company, whether voluntarily or by operation of law.

                  "Assignor," "Assignee" and "Assignment" have meanings corresponding to the foregoing definition of "Assign."

                  "Available Cash" means, at the time of determination, cash received by the Company from all sources (including, without limitation, any sale of assets of the Company), after provision has been made for such reserves as the Managing Member shall deem reasonable in order to provide for any anticipated, contingent or unforeseen expenditures or liabilities of the Company.

                  "Bankruptcy" means, with respect to any Person, the occurrence of any of the following events: (a) the filing by such Person of a petition commencing a voluntary case in bankruptcy under applicable bankruptcy laws; (b) entry against such Person of an order for relief under applicable bankruptcy laws, if such order has not been vacated or stayed within 90 days after such entry; (c) written admission by such Person of its inability to pay its debts as they mature, or an assignment by such Person for the benefit of creditors; or
(d) the appointment of a receiver for the property or affairs of such Person.

                  "Basis" with respect to any asset means the adjusted basis from time to time of such asset for federal income tax purposes.

                  "Benefit Plan" means any employee benefit plan or other retirement arrangement whether or not it is subject to Title I of ERISA and/or
Section 4975 of the Code, and or any entity whose underlying assets include plan assets by reason of such plan or account investing in such entity (including insurance company separate or general accounts and collective investment funds).

                  "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks in the State of New York are required or permitted to be closed by law or regulation.

                  "Capital Account" of a Member means an account maintained by the Company for each Member pursuant to Section 3.2 of this Agreement.

                  "Capital Contribution" of a Member means the amount of money or the Asset Value of any property other than money contributed to the Company by a Member with respect to such Member's interest in the Company.

                  "Certificate of Formation" has the meaning set forth in the first recital of this Agreement.

                  "Class A Percentage Interest" means with respect to each Class A Voting

Member the percentage reflected by a fraction, the numerator of which is the number of Class A Voting Membership Units then outstanding owned by such Class A Voting Member and the denominator of which is the number of Class A Voting Membership Units then outstanding owned by all Class A Voting Members.

                  "Class A Voting Member" means a Member holding a Class A Voting Membership Unit.

                  "Class A Voting Membership Unit" means a Membership Interest entitled to receive a pro rata share of Profit and Loss and distributions allocable to the Class A Voting Members as set forth in this Agreement.

                  "Class B Non-Voting Member" means a Member holding the Class B Non-Voting Membership Unit.

                  "Class B Non-Voting Membership Unit" means a Membership Interest entitled to the right to receive a share of Profit and Loss and distributions allocable to the Class B Non-Voting Member as set forth in this Agreement, but without voting rights hereunder.

                  "Class C Non-Voting Membership Unit" means a Membership Interest entitled to the right to receive a share of Profit and Loss and distributions allocable to the Class C Non-Voting Member as set forth in this Agreement, but without voting rights hereunder.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" has the meaning set forth in the introductory paragraph of this Agreement.

                  "Company Expenses" means all reasonable fees, expenses, costs, liabilities and obligations of the Company or the Managing Member (including, subject to Section 7.1(a) (ii), debt service on any indebtedness incurred to meet such Company Expenses), whether accrued or unaccrued, which the Managing Member shall cause the Company to incur or which shall be incurred by the Managing Member or its agents or representatives on behalf of the Company in the ordinary course of business. Company Expenses shall include, but shall not be limited to, the following: (i) all fees and expenses of outside counsel, accountants and other third party professionals as well as out-of-pocket expenses incurred in connection with the operations or activities of the Company and the Managing Member, provided that such persons shall not be deemed third party beneficiaries of this provision, (ii) all taxes, fees and governmental charges levied against the Company and the Managing Member, (iii) expenses incurred in connection with convening and holding meetings of Members, (iv) all indemnification expenses of the Company, including expenses incurred by or on behalf of any Indemnified Party in seeking indemnification from the Company pursuant to this Agreement and (v) if, in connection with the sale of one or more Residual Certificates, the Managing Member of the Company shall, directly or indirectly, cause there to be any change with respect to the servicing of the assets held by the issuers of the Residual Certificates or with respect to the custodian with respect to such assets, than all breakage deboarding, file transfer and similar fees payable by the Initial Member shall be Company Expenses to be paid from the proceeds of such sale.

                  "Delta Preferred Stock" means the shares of Series A Preferred Stock, par value $0.01 per share, of the Initial Member.

                  "DFRM" has the meaning set forth in the introductory paragraph of this Agreement.

                  "DFRM Common Stock" means the shares of common stock, par value $0.01 per share, of DFRM.

                  "Effective Date" means August __, 2001.

                  "Effective Tax Rate" means as of any relevant fiscal quarter the highest marginal combined federal, state and local tax rates (taking into account the deductibility of certain taxes in computing other taxes) actually applicable to the Company's Excess Inclusion Income for the Fiscal Year and allocable to such fiscal quarter.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Excess Cashflow Certificates" means the residual and "BIO" certificates owned by the NIM Trust in Delta Funding Home Equity Loan Trust 1997-3, Delta Funding Home Equity Loan Trust 1997-4, Delta Funding Home Equity Loan Trust 1998-1, Delta Funding Home Equity Loan Trust 1998-3, Delta Funding Home Equity Loan Trust 1998-4 and Delta Funding Home Equity Loan Trust 1999-1.

                  "Excess Inclusion Income" means income from the Residual Certificates that is excess inclusion income as defined in Code Section 860E.

                  "Excess Inclusion Loss" means any taxable loss from the Residual Certificates that constitute "residual interests" under Code Section 860G(a)(2).
                  "Excess Inclusion Taxes" means the Effective Tax Rate multiplied by the Excess Inclusion Income.

                  "Excess Profits Amount" has the meaning set forth in Section 5.2(b) of this Agreement.

                  "Excess NY Obligation" means, during each fiscal quarter in which the Initial Member remains a Member of the Company, the amount, if any, by which the NY Obligation for such quarter exceeds the Projected NY Obligation for such quarter.

                  "Exchange Offer" has the meaning set forth in the second recital of this Agreement.

                  "Fair Market Value" of any asset means the value of such asset determined in accordance with Article X of this Agreement.

                  "Family Member" means, with respect to a natural person, (x) a member of such person's immediate family, which shall include his or her spouse, siblings, descendants, parents or spouses (or surviving spouses) of descendants, or (y) a trust, corporation, limited liability company, Company or other entity, all of the beneficial interests in which shall be held directly or indirectly by such natural person or one or more natural persons described in the preceding clause (x).

                  "Fiscal Year" of the Company has the meaning set forth in
Section 9.3 of this Agreement.

                  "Indemnified Costs" has the meaning set forth in Section 7.4(a) of this Agreement.

                  "Indemnified Party" has the meaning set forth in Section 7.4 of this Agreement.

                  "Initial Agreement" has the meaning set forth in the fifth recital to this Agreement.

                  "Initial Member" has the meaning set forth in the introductory paragraph of this Agreement.

                  "Initial Member Exchange" has the meaning set forth in the third recital of this Agreement.

                  "Liquidator" has the meaning set forth in Section 11.2(a) of this Agreement.

                  "Majority in Interest" of the Class A Voting Members means Class A Voting Members whose aggregate Class A Percentage Interests represent more than 50% of the aggregate Class A Percentage Interests of all Class A Voting Members.

                  "Managing Member" means DFRM or any replacement thereof or successor thereto appointed by a Majority in Interest of the Class A Voting Members pursuant to Section 8.3(a) of this Agreement to manage the overall activities of the Company.

                  "Member" and "Members" means any or all of the Initial Member, any Class A Voting Member, any Class B Non-Voting Member and any Substituted Member.

                  "Membership Interest" of a Member at any time means the legal and/or beneficial ownership interest of such Member in the Company.

                  "Minimum Tender Condition" has the meaning set forth in the third recital to this Agreement.

                  "Net Interest Margin Owner Trust Certificate" means the owner trust certificate issued by the NIM Trust.

                  "Net Interest Margin Securities" means the debt securities issued by the NIM Trust.

                  "New Senior Notes" has the meaning set forth in the second recital to this Agreement.

                  "NIM Trust" means the Delta Funding NIM Trust 2000-1.

                  "Non-Performing Loan Trust Residual" has the meaning set forth in the third recital to this Agreement.

                  "NY Obligation" means all subsidy payments certified by an officer of the Initial Member as actually payable by the Initial Member each fiscal quarter pursuant to the Initial Member's settlement agreement with the New York State Office of the Attorney General and the New York State Banking Department in September 1999.

                  "Old Senior Notes" has the meaning set forth in the second recital to this Agreement.

                  "Other Consideration" has the meaning set forth in the third recital to this Agreement.

                  "Person" means any individual, sole proprietorship, partnership, company, joint venture, limited liability company, limited liability Company, trust, estate, unincorporated organization, association, corporation, institution or other entity.

                  "Profit" and "Loss" for any Fiscal Year or other period means an amount equal to the Company's taxable income for federal income tax purposes for such year or period determined in accordance with Code Section 703(a) and the Regulations thereunder, with the following adjustments:

                  (i) all items of income, gain, loss, and deduction of the Company required to be stated separately shall be included in taxable income or loss;

                  (ii) income of the Company exempt from federal income tax pursuant to specific provisions of the Code shall be treated as taxable income;

                  (iii) expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such expenditures under Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from taxable income;

                  (iv) the difference between Basis and Asset Value shall be treated as gain or loss upon the happening of any event described in clauses
(ii) or (iii) under the definition of "Asset Value"; and

                  (v) gain or loss resulting from the disposition of Property from which gain or loss is recognized for federal income tax purposes shall be determined with reference to the Asset Value of such property.

                  "Projected NY Obligation" means the amounts currently projected to be needed to meet the NY Obligation in each fiscal quarter as set forth in Schedule 5.

                  "Property" means all real and personal property, tangible and intangible, owned by the Company.

                  "Qualified Institutional Buyer" has the meaning given to such term in Rule 144A promulgated pursuant to the Securities Act of 1933, as amended.

                  "Qualified Purchaser" has the meaning set forth in Section 2(a)(51)(A) under the Investment Company Act of 1940, as amended.

                  "Regulations" means the federal income tax regulations, including temporary regulations, promulgated under the Code.

                  "Reorganization Agreement" has the meaning set forth in the fourth recital to this Agreement.

                  "Residual Certificates" has the meaning set forth in the third recital to this Agreement.

                  "Residuals" means the Residual Certificates and the Non-Performing Loan Trust Residual.

                  "Senior Notes" has the meaning set forth in the second recital to this Agreement.

                  "Substituted Member" means a Person that is admitted as a Member to the Company pursuant to Section 8.3 of this Agreement.

                  "Tax Matters Partner" has the meaning set forth in Section
14.9 of this Agreement.

                  "Units" means the Class A Voting Membership Units, the Class B Non-Voting Membership Units and the Class C Non-Voting Membership Units.

         1.2 Other Definitions. Certain additional defined terms used in this Agreement have the meanings specified throughout the Agreement.

                                   ARTICLE II
                               GENERAL PROVISIONS

         2.1 Formation. The parties agree to continue the Company under and pursuant to the Act. The Company was organized as a limited liability company by the filing of the Certificate of Formation pursuant to the Act with the Secretary of State of the State of Delaware.

         2.2 Name. The name of the limited liability company is "Delta Funding Residual Exchange, LLC" or such other name as may from time to time be selected by the Managing Member; provided, however, that the Managing Member shall provide notice of such change of name to the Members as promptly as practicable after such change.

         2.3 Authorized Units. The number of authorized Units of the Company is 150,002, comprised of: (i) 150,000 Class A Voting Membership Units to be owned initially by the holders of the Senior Notes that tender such Senior Notes in the Exchange Offer and whose tender is accepted by the Company in accordance with the terms of the Exchange Offer; (ii) one Class B Non-Voting Membership Unit to be owned initially by DFRM; and (iii) one Class C Non-Voting Membership Unit to be owned initially by the Initial Member.

         2.4 Purpose. The Company's purpose and the nature of the business to be conducted and promoted by it is to engage solely in the following activities:

                  (a) To own the Residual Certificates, the Non-Performing Loan Trust Residual and the Other Consideration to be transferred to the Company in connection with the Reorganization Agreement and any income generated therefrom, and to engage in transactions related thereto;

                  (b) To issue and sell Membership Interests in connection with the proposed Exchange Offer; and

                  (c) To engage in only those other activities necessary, advisable or incidental to accomplishing the purposes set forth above.

         The Company covenants that it will not conduct any other business inconsistent with or contrary to its purpose stated above and that it exists solely for the benefit of the Members.

         2.5 Principal Place of Business. The principal place of business of the Company shall be located at 1000 Woodbury Road, Woodbury, New York 11797 or such other location as the Managing Member may determine from time to time; provided, however, that the Managing Member shall provide notice of such change of the principal place of business to the Members as promptly as practicable after such change.

         2.6 Term. The existence of the Company as a legal entity commenced with the filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware and shall continue until cancellation of the Certificate of Formation as provided by in the Act.

         2.7 Ownership of Company Property. All Property acquired by the Company shall be owned by the Company as an entity, and no Member, individually, shall have any ownership interest therein.

         2.8 Registered Office; Registered Agent. The registered agent and office of the Company in the State of Delaware shall be the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. At any time, the Managing Member may designate another registered agent and/or office.

         2.9 No State Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture for any purposes other than federal and state tax purposes, and the Members further intend that no Member be an agent, partner or joint venturer of any other Member and that this Agreement shall not be construed to suggest otherwise.

         2.10 Certificate of Formation. Sahra Dalfen is hereby designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware. All actions taken by Sahra Dalfen in connection with the formation of the Company are hereby adopted and ratified. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an "authorized person" ceased, and the Initial Member thereupon became the designated "authorized person" and shall continue as the designated "authorized person" within the meaning of the Act. Upon the Effective Date, the Initial Member's powers as an "authorized person" shall cease, and the Managing Member shall automatically be designated as the "authorized person" within the meaning of the Act. The Managing Member (or such other person as may from time to time be designated by the Managing Member for such purpose) is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and cause to be filed any amendments and/or restatements of the Certificate of Formation and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business and to obtain a taxpayer identification number on behalf of the Company.

         2.11 Powers. The Managing Member shall have and exercise all powers necessary, incidental or convenient to accomplish the purpose set forth in
Section 2.4 of this Agreement.

         2.12 Nature of Interest in the Company. The interest of the Members in the Company shall be personal property for all purposes.

                                   ARTICLE III
                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

         3.1 Capital Contributions. On or prior to the Effective Date, the Initial Member, the Class B Non-Voting Member and each of the Class A Voting Members shall have made its Capital Contribution to the capital of the Company in the amount of cash or other property set forth in the first column opposite such Member's name on Schedule 1 in exchange for such Person's Membership Interest as set forth in the third, fourth or fifth columns opposite such Member's name on Schedule 1. Except for the initial Capital Contributions of the Class A Voting Members, all Capital Contributions to the Company shall be made exclusively in cash unless a Majority in Interest of the Class A Voting Members shall otherwise approve. Any Capital Contributions made in any property other than cash with the approval of a Majority in Interest of the Class A Voting Members shall have the value attributed thereto as set forth on Schedule 1.

         3.2 Capital Accounts. A separate Capital Account shall be maintained for each Member in accordance with the following provisions:

                  (i) There shall be credited to each Member's Capital Account (A) such Member's Capital Contributions; (B) such Member's distributive share of Profit; (C) any items of income or gain not otherwise included in Profit which are specially allocated to such Member under this Agreement; and
(D) the amount of any Company liabilities (determined as provided in Code
Section 752(c) and the Regulations thereunder) assumed by such Member or to which Property distributed to such Member is subject;

                  (ii) There shall be debited to each Member's Capital Account (A) the amount of money and the Asset Value of any Property distributed to such Member pursuant to this Agreement; (B) such Member's distributive share of Losses; and (C) the amount of liabilities (determined as provided in Code
Section 752(c) and the Regulations thereunder) of such Member assumed by the Company or to which Property contributed to the Company by such Member is subject; and

                  (iii) The Capital Account of any transferee Member shall include the appropriate portion of the Capital Account of the Member from whom the Transferee Member's interest was obtained.

         The Members agree that the opening Capital Account balance of each Class A Voting Member (before taking into account the distribution of the Delta Preferred Stock and DFRM Common Stock) shall equal the principal amount of the Senior Notes contributed by each Class A Voting Member. The Members intend that Capital Accounts be maintained in accordance with Regulations Section 1.704-1(b). To accomplish that purpose the Managing Member is authorized to modify the manner in which the Capital Accounts are maintained and adjustments thereto are computed, and to make any appropriate adjustments thereto, provided that such modifications and adjustments will not materially affect the amount distributed to any Member upon dissolution of Company. In addition, in recognition of the fact that each Member's Basis in the Senior Notes contributed in exchange for a Class A Membership Interest may be different, the Class A Voting Members intend to apply the provisions of Section 704(c) of the Code using remedial allocations. To accomplish that purpose each Class A Voting Member shall provide the Company with appropriate information with respect to the Basis of such Member in the Senior Notes contributed by such Member.

         3.3 Return of Capital Contributions; Interest. No Member will have the right to the return of its Capital Contribution, except as expressly provided in this Agreement. No Member will have the right to receive a return of interest on its Capital Contributions or the balance in its Capital Account, or to receive any distributions or payments from the Company, except as expressly provided in this Agreement.

                                   ARTICLE IV
                                COMPANY EXPENSES

         4.1 Company Expenses. The Company, and not the Members, shall be responsible for all Company Expenses, which shall be paid only out of funds of the Company and shall be paid if, when and as determined in good faith by the Managing Member.

                                    ARTICLE V
                                   ALLOCATIONS

         5.1 Profit. Subject to the special allocation provisions of this
Article V, Profits for any Fiscal Year or other period shall be allocated among the Members as follows:

            (a) First, Excess Inclusion Income in respect of the Residual Certificates shall be allocated to the Class B Non-Voting Member;

            (b) Second, any remaining Profit shall be allocated to the Class A Voting Members in proportion to, and to the extent of, any Losses allocated to them pursuant to Section 5.2(c);

            (c) Third, any remaining Profit shall be allocated to the Initial Member until such time as the Initial Member has been allocated an aggregate amount of Profit under this Section 5.1(c) for the current Fiscal Year and all prior Fiscal Years equal to the aggregate amount of Available Cash that has been distributed to it or paid on its behalf pursuant to Section 6.1(c) for all periods;

            (d) Fourth, 15% of any remaining income during the first 36 months and 10% thereafter shall be allocated to the Initial Member;

            (e) Fifth, until such time as the Net Interest Margin Securities have been paid in full, an amount equal to the income from the Excess Cashflow Certificates that underlie the Net Interest Margin Owner Trust Certificate, other than the Excess Inclusion Income, shall be allocated to the Initial Member;

            (f) Sixth, any remaining Profit shall be allocated to the Initial Member until such time as the Initial Member has been allocated an aggregate amount of Profit under this Section 5.1(e) for the current Fiscal Year and all prior Fiscal Years equal to the aggregate amount of Available Cash that has been distributed to it or paid on its behalf pursuant to Section 6.1(e) for all periods; and

            (g) Last, any remaining Profit shall be allocated to the Class A Voting Members in proportion to their Class A Percentage Interests.

         5.2 Loss. Subject to the special allocation provisions of this Article V, Loss for any Fiscal Year or other period shall be allocated among the Members as follows:

            (a) First, Excess Inclusion Loss, if any, from Residual Certificates shall be allocated to the Class B Non-Voting Member to the extent of the positive balance, if any, in its Capital Account;

            (b) Second, Loss shall be allocated to the Initial Member to the extent of such Member's Excess Profits Amount. The Initial Member's "Excess Profits Amount" shall equal the excess, if any, of (x) the aggregate amount of Profit allocated to the Initial Member pursuant to Section 5.1(d) for all periods over (y) the sum of (i) the aggregate amount of Loss allocated to the Initial Member pursuant to this Section 5.2(b) for all prior periods plus (ii) the aggregate amount of Available Cash that has been distributed to the Initial Member pursuant to Section 6.1(d) for all periods; and

            (c) Third, any remaining Loss shall be allocated to the Class A Voting Members in proportion to their Class A Percentage Interests.

         5.3 Other Rules. Allocations under this Article V shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations. In applying Section 704(c) the Class A Voting Members intend the Manager to use the remedial allocation method sanctioned by the regulations such that Class A Voting Members that may have a lower Basis with respect to their contributed Senior Notes than the value of the Membership Interests received will recognize the same gain on the exchange as if they had received their interest in the assets of the Company directly from the Initial Member and thereafter contributed the assets to the Company. Such "704(c) gain" shall not effect a Member's Capital Account. In addition, notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the "qualified income offset" requirement of Regulations Section 1.704-1(b)(2)(ii)(d).

         5.4 Changes in Membership Interest. Upon the transfer of a Membership Interest in the Company, the proper allocation of Profit, Loss, and items thereof to the periods before and after such admission or transfer shall be based on the Member's relative Membership Interest using any method permitted under Code Section 706 and the Regulations thereunder.

                                   ARTICLE VI
                                  DISTRIBUTIONS

         6.1 Available Cash. Within [85] days after the end of each quarter of each Fiscal Year, the Managing Member shall determine and distribute, pay or loan the Available Cash for such quarter to the Members in the following order and priority:

            (a) First, Available Cash will be distributed to the Class B Non-Voting Member until the Class B Non-Voting Member has received aggregate distributions of Available Cash under this Section 6.1(a) for the current calendar quarter and all prior periods equal to the aggregate amount of Company Expenses incurred by it on behalf of the Company in its capacity as the Managing Member for the current calendar quarter and all prior periods;

            (b) Second, Available Cash will be distributed to the Class B Non-Voting Member until the Class B Non-Voting Member has received aggregate distributions of Available Cash under this Section 6.1(b) for the current calendar quarter and all prior periods equal to the Excess Inclusion Taxes payable by it on the Excess Inclusion Income allocated to it pursuant to Section 5.1(a) of this Agreement for or in respect of the current calendar quarter and all prior periods;

            (c) Third, for so long as the Initial Member is a Member of the Company, Available Cash will be distributed to the Initial Member or paid on its behalf until the Initial Member has received or there has been paid on its behalf aggregate amounts of Available Cash under this Section 6.1(c) for the current calendar quarter and all prior periods equal to the aggregate Excess NY Obligation for the current calendar quarter and all prior periods;

            (d) Fourth, until the end of the 36th full calendar month following the Effective Date, 15% of any remaining Available Cash will be distributed to the Initial Member, and after the end of such 36th full calendar month, 10% of any remaining Available Cash will be distributed to the Initial Member;

            (e) Fifth, Available Cash will be distributed to the Initial Member or paid on its behalf until the Initial Member has received or there has been paid on its behalf aggregate amounts of Available Cash under this Section 6.1(e) for the current calendar quarter and all prior periods equal to the NY Obligation for the current calendar quarter and all prior periods less all amounts distributed to the Initial Member with respect thereto pursuant to
Section 6.1(c) above; and

            (f) Last, the balance, if any, of Available Cash will be distributed to the Class A Voting Members in proportion to their Class A Percentage Interests.

         6.2 Return or Reallocation of Distributions. If it is at any time determined that amounts distributed to a Member or applied on its behalf under paragraph (b), (c), or (e) of Section 6.1 for any year exceeds the amount of tax or other liability actually paid by such Member for such year (taking into account any refunds to such Member of amounts initially paid by such Member) with respect to taxes on Excess Inclusion Income or NY Obligations, the Member shall promptly repay such excess to the Company. Further, in the event that a final determination of any taxing authority reallocates all or a portion of any taxable income (including, without limitation, any Excess Inclusion Income) to Members other than those to whom such income would be allocated in accordance with Article V of this Agreement, each Member whose taxable income is reduced as a result of such final determination shall contribute or provide to the Company for distribution to Members whose taxable income has been increased, an amount equal to the product of the amount by which such Member's taxable income was reduced multiplied by the Effective Tax Rate together with an amount equal to any interest, penalties or additions to tax assessed against Members whose taxable income was increased as a result of such final determination. The obligation of the Managing Member to contribute or provide funds to the Company in the event of such reallocation of taxable income shall be limited to the amount actually received by such Managing Member as a refund from the relevant taxing authority. The obligation of any other Member or Members to contribute or provide funds to the Company in the event of such reallocations shall be effected following any such final determination by (and limited to) a reduction in the funds otherwise distributable to such Member or Members under Section 6.1 until the full amount shall have been recouped together with interest at 6% per annum compounded annually from the date of the final determination. In no event shall a Member be obligated to contribute or provide funds to the Company pursuant to this Section 6.2 other than by way of reduction in the funds otherwise distributable to such Member pursuant to Section 6.1, and no recourse to any other assets or funds of such Member shall be available to satisfy such reallocation obligations.

                                   ARTICLE VII
                            MANAGEMENT OF THE COMPANY

         7.1 Rights and Powers of the Managing Member and Officers.

            (a) The Company will be managed, except as otherwise specifically provided for herein, by the Managing Member. The Managing Member shall have sole responsibility for managing the business and affairs of the Company and shall have full power to do any and all acts necessary, incidental or convenient to or for the furtherance of the purposes described herein. The Managing Member shall have full power to execute and deliver all agreements, instruments and other documents in the name of and on behalf of the Company which it may deem necessary or desirable. Notwithstanding the foregoing, the Managing Member shall not have the authority to undertake any of the following actions without the advance written consent of a Majority in Interest of the Class A Voting Members (and, with respect to clause (ii) below, the Initial Member):

                  (i) admit any Person as a Member other than a Substituted Member,

                  (ii) incur any indebtedness or other obligation in excess of $______ on behalf of the Company for any purpose,

                  (iii) distribute any assets of the Company other than cash to any Member with respect to or in consideration for such Member's Interest,

                  (iv) redeem the Interest of any Member except that the Managing Member shall redeem the Interest of the Initial Member in the circumstances set forth in Section 8.6 hereof unless the Managing Member determines that such redemption would not be in the best interest of the Class A Voting Members or a Majority in Interest of the Class A Voting Members otherwise direct,

                  (v) sell, exchange or otherwise dispose of any Residual Certificates of the Company, provided, however, that the Initial Member's consent shall also be required,

                  (vi) merge, consolidate or enter into any other agreements with third parties, other than the Reorganization Agreement or any amendments thereto, and other than in the ordinary course of business, or

                  (vii) terminate the Company.

         (b) The Managing Member may appoint officers, including a President, one or more Vice Presidents, a Treasurer and a Secretary. The same person may be both an officer of the Company and an officer of the Managing Member. The officers shall be responsible for the day-to-day operations of the Company, including, but not limited to, all duties and responsibilities authorized by the Managing Member to be performed by the officers.

                  (i) Each officer shall hold office until his or her successor shall have been duly appointed by the Managing Member or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

                  (ii) Any officer appointed by the Managing Member may be removed by the Managing Member in its sole discretion, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

                  (iii) The President, if any, shall be the principal executive officer of the Company. Subject to the direction and control of the Managing Member, he or she shall be in charge of the business of the Company; he or she shall see that the directions of the Managing Member are carried into effect except in those instances in which that responsibility is specifically assigned to some other person by the Managing Member and, in general, he or she shall discharge all duties incident to the office of President and such other duties as may be prescribed by the Managing Member from time to time. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Managing Member or this Agreement, he or she may execute for the Company any contracts, deeds, mortgages, bonds or other instruments.

                  (iv) Subject to the direction and control of the Managing Member, and in conjunction with the President, any Vice President shall see that the directions of the Managing Member or President are carried into effect except in those instances in which that responsibility is specifically assigned to some other person by the Managing Member and, in general, he or she shall discharge all duties incident to the office of Vice President and such other duties as may be prescribed by the Managing Member or President from time to time.

                  (v) The Treasurer, if any, shall be the principal accounting and financial officer of the Company. He or she shall: (a) have charge of and be responsible for the maintenance of adequate books of account for the Company; (b) have charge and custody of all funds and securities of the Company and be responsible therefor and for the receipt and disbursement thereof; and (c) perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or by the Managing Member.

                  (vi) The Secretary, if any, shall: (a) record the minutes of the Managing Member's meetings; (b) see that all notices are duly given as required by law; (c) be custodian of the Company records; (d) sign any certificates for Membership interests of the Company, the issue of which shall have been authorized by the Member and any contracts, deeds, mortgages, bonds, or other instruments which the Managing Member authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the Managing Member; (e) have general charge of the Membership interests transfer books of the Company; (f) have authority to certify documents of the Company as true and correct copies thereof; and (g) perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Managing Member.

                  (vii) The salaries of the officers may be fixed from time to time by the Managing Member.

         (c) The Managing Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the officers, employees, or committees of the Company, or by any other Person as to matters the Managing Member reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including, without limitation, information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

         7.2 Liability of the Managing Member. Neither the Managing Member, nor any of the Managing Member's directors, officers, agents, partners, employees, counsel or Affiliates (other than professionals (who are not employees of any Member or any Affiliate of any Member) employed by the Managing Member who shall be held to the usual standards of professional practice), shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act (even if such action or failure to act constituted negligence on such Person's part) on behalf of the Company unless such act or failure to act was fraudulent or performed or omitted in bad faith.

         7.3 Duties of the Managing Member. The Managing Member and the officers of the Company shall take all actions that may be necessary or appropriate for the conduct of the Company's business in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member and the officers of the Company shall act at all times in good faith and in such manner as each believes in good faith to be in the best interest of the Company and the Members and in order to preserve the assets of the Company for the Members.

         7.4 Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Managing Member, its directors and officers, and each officer of the Company and any of the Managing Member's Affiliates (individually, an "Indemnified Party") with respect to such Indemnified Party's activities with respect to the Company, as follows:

            (a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, any Indemnified Party from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts ("Indemnified Costs") arising from all claims, demands, actions, suits or proceedings ("Actions"), whether civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise arising as a result of such Person's status as an Indemnified Party, regardless of whether the Indemnified Party continues in such capacity at the time any such liability or expense is paid or incurred, and regardless of whether any such Action is brought by a third party, a Member, or by or in the name of the Company; provided, however, no Indemnified Party shall be indemnified hereunder for any Indemnified Costs that proximately result from such party's fraud or willful misconduct, or a material breach of this Agreement.

            (b) The Company shall pay or reimburse, to the fullest extent allowed by law, in advance of the final disposition of the proceeding, Indemnified Costs as incurred by the Indemnified Party in connection with any Action that is the subject of Section 7.4(a) of this Agreement (other than those arising under the proviso contained in Section 7.4(a) of this Agreement); provided, however, that such Indemnified Party shall repay all amounts received from the Company pursuant hereto if it shall ultimately be determined at the final disposition of the proceeding that such Indemnified Party is not entitled to be indemnified by the Company as authorized in Section 7.4(a) of this Agreement.

            (c) Notwithstanding any other provision of this Section 7.4 of this Agreement, the Company shall pay or reimburse Indemnified Costs incurred by an Indemnified Party in connection with such Person's appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnified Party is not a named defendant or respondent in the proceeding.

            (d) The Managing Member shall cause the Company to purchase and maintain insurance or other arrangements on behalf of the Indemnified Parties and/or the Company against any liability asserted against any Indemnified Party and incurred by any Indemnified Party in such Person's capacity as such or arising out of the Indemnified Party's status in such capacity, regardless of whether the Company would have the power to indemnify the Indemnified Party against that liability under this Section 7.4, to the extent that such insurance is available on commercially reasonable terms. The indemnification provided by this Section 7.4 shall be in addition to any other rights to which the Indemnified Parties may be entitled under any agreement, vote of the Members, as a matter of law, or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Parties.

            (e) An Indemnified Party shall not be denied indemnification in whole or in part under this Section 7.4 because the Indemnified Party had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

                                  ARTICLE VIII
                                     MEMBERS

         8.1 Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor the officers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or an officer of the Company.

         8.2 No Agency or Authority. No Member is an agent of the Company solely by virtue of being a Member, and no Member has the authority to act for or bind the Company solely by virtue of being a Member, other than the Managing Member and officers, whose rights and obligations are governed by Article VII of this Agreement. Any Member who takes any action or purports or attempts to bind the Company in violation of this Section 8.2 shall be solely responsible for any loss and/or expense incurred by the Company or the Managing Member or other Member as a result of such unauthorized action, and such Member shall indemnify and hold harmless the Company and the Managing Member or other Member with respect to such loss and/or expense.

         8.3 Transfers of Membership Interests.

            (a) The Class B Non-Voting Member may not Assign all or any part of its Membership Interest to any Person. Notwithstanding the foregoing, the holders of a Majority in

Interest of the Class A Voting Membership Interests may require the Class B Non-Voting Member to Assign all, but not less than all, of its Class B Non-Voting Membership Interests to another Person, which Person shall thereupon become the Managing Member hereunder; provided, however, that no such Assignment shall be permitted unless the Class B Non-Voting Member and its Assignee shall comply with the provisions of clauses (i), (ii) and (iii) of Section 8.3(d) of this Agreement.

            (b) The Initial Member may not Assign all or any portion of its Membership Interest to any Person.

            (c) No Class A Voting Member may Assign all or any part of its Membership Interest in the Company to a Person unless either (i) the Managing Member consents thereto in writing prior to such Assignment or (ii) the Assignee is a Qualified Institutional Buyer who is a Qualified Purchaser as evidenced by its execution of the Investor Questionnaire attached hereto as Exhibit A, and, in either case (x) the Assignee expressly agrees in writing to be bound by the terms and conditions hereof by executing a counterpart to this Agreement or any other document or instrument acceptable to the Managing Member, and (y) such Class A Voting Member also Assigns to such Assignee all or a corresponding pro rata number of the shares of DFRM Common Stock owned by such Class A Voting Member. Any Assignee of any Class A Voting Member admitted to the Company (a "Substituted Member") will succeed to all rights and be subject to all the obligations of the Assignor Member with respect to the Membership Interest to which the Assignee Member was substituted.

            (d) Notwithstanding the foregoing provisions of this Section 8.3, no Assignment shall be effective unless:

                  (i) such Assignor Member furnishes evidence satisfactory to the Managing Member or the Managing Member is otherwise satisfied that:

                        (A) the Assignment would not affect the Company's
                  existence or qualification as a limited liability company under the Act or under any other law or regulation that is applicable to the Company; and

                        (B) the Assignment would not (x) jeopardize the
                  classification of the Company as a partnership under federal income tax principles, or (y) otherwise have adverse federal income tax consequences to the Company or any Member;

                  (ii) such Assignment would not result in Benefit Plan investors' equity participation in the Company being deemed to be "significant" within the meaning of the Department of Labor Regulations Section 2510.3-101(f) by the Managing Member unless an appropriate exemption is in effect;

                  (iii) in the opinion of the Assignor Member's counsel, which counsel shall not be an employee of such Member and shall be reasonably acceptable to the Company, such Assignment would not subject the Company or the Members to any additional regulatory requirements, result in the violation of any law or regulation that is or might be applicable to the Company or the Members or otherwise materially and adversely affect the interests of the Company or the Members, as such; and

                  (iv) the Assignee executes and delivers a counterpart of this
            Agreement.

            (e) The Assignor and Assignee will be jointly and severally obligated to reimburse the Company for all reasonable expenses (including legal fees) in connection with any Assignment or proposed Assignment of a Member's Membership Interest. As a condition to any Assignment of a Membership Interest in the Company, the Assignor and the Assignee shall provide such legal opinions and documentation as the Managing Member shall reasonably request.

         8.4 No Resignation, Withdrawal or Borrowing. Except as otherwise expressly provided in this Agreement, including Section 8.6 with respect to the Initial Member, no Member may (a) withdraw as a Member of the Company or withdraw such Member's Membership Interest, (b) be required to withdraw as a Member or be required to withdraw its Membership Interest, or (c) borrow or withdraw any portion of its Capital Contribution or Capital Account from the Company.

         8.5 Further Assurances. The Members shall from time to time execute or cause to be executed all other documents or cause to be done all filing, recording, publishing, or other acts as may be necessary or desirable to comply with the requirements for the operation of a limited liability company under the laws of the State of Delaware and all other jurisdictions in which the Company may from time to time conduct business.

         8.6 No Acquisition of Membership Interests by the Company. Except as expressly contemplated in this Agreement, without the prior written consent of the Managing Member, the Company shall not acquire, by purchase, redemption or otherwise, all or any part of the Membership Interests of any Member in the Company. Notwithstanding the immediately preceding sentence, in the event that
(i) the Initial Member's Class C Non-Voting Membership Interest shall be Assigned by operation or law or other means not involving a voluntary act on the part of the Initial Member, or (ii) a Bankruptcy event shall occur with respect to the Initial Member or the Initial Member shall otherwise be dissolved, then in any such event the Company shall have the right to redeem the Initial Member's Class C Non-Voting Membership Interest for an amount, in cash, equal to the positive balance, if any, in the Initial Member's Capital Account and, following such redemption, neither the Initial Member nor any Person claiming by, through or under such Member shall have any further right or interest in the assets, profits, or distributions of the Company.

                                   ARTICLE IX
                                    ACCOUNTS

         9.1 Books. The Managing Member shall maintain or cause to be maintained complete and accurate books of account of the Company's affairs at the Company's principal office, including a list of the names and addresses of all Members and the aggregate Capital

Contributions of each Member. Each Member shall have the right to inspect the Company's books and records at any reasonable time upon advance written request to the Company.

         9.2 Residual Certificates. The Managing Member will furnish or will cause to be furnished to each member:

            (a) within 30 days of the distribution thereof, the Statement of Certificateholders furnished by the trustee of each securitization trust for each underlying securitization relating to the Residual Certificates; and

            (b) within 30 days of the filing thereof, all reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, of each securitization trust for each underlying securitization relating to the Residual Certificates.

         9.3 Reports, Returns and Audits. The Tax Matters Partner will furnish or will cause to be furnished to each Member:

            (a) within 90 days after the end of each calendar year, an Internal Revenue Service Schedule K-1 with respect to such Member;

            (b) within 120 days after the end of each Fiscal Year of the Company, a consolidated balance sheet of the Company as at the end of such year and statements of income and cash flow of the Company for such year; and

            (c) within 15 days after receipt thereof, any notice of audit from the Internal Revenue Service.

         All information obtained by a Member pursuant to this Section 9.2 shall be deemed proprietary and confidential to the Company and will not be disclosed by a Member to any person or entity without the prior written consent of the Company. This restriction shall not apply to information which (i) is previously, or becomes, known to the public, except by breach of this Agreement by such Member or other similar agreement by such Member regarding confidential information, (ii) was in the Member's possession at the time of disclosure without obligation of confidentiality, (iii) was received by the Member from a third party without similar restrictions and, to the knowledge of such Member, without breach of any obligation of confidentiality owed to the disclosing party, (iv) was developed independently by the Member without reference to the Company's confidential information, or (v) which is disclosed pursuant to a governmental regulation or order, provided that prior to disclosure the disclosing party notifies the Company of such proposed disclosure in order to permit the Company to seek confidential treatment of such information.

         9.4 Fiscal Year. The "Fiscal Year" of the Company for both financial reporting and tax purposes shall be the calendar year.

         9.5 Method of Accounting. The books and accounts of the Company shall be maintained using the cash method of accounting for financial reporting purposes and tax purposes.

         9.6 Tax Returns. The Tax Matters Partner shall cause to be prepared and filed on a timely basis all federal, state and local tax returns required of the Company.

         9.7 Bank Accounts. All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Managing Member. The funds of the Company will not be commingled with the funds of any other Person. Checks will be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by authorized officers of the Company.

         9.8 Other Information. The officers of the Company and Managing Member may release such information concerning the operations of the Company to such sources as is customary in the industry or required by law or regulation or by order of any regulatory body. For the term of the Company and for a period of four years thereafter, the Managing Member shall cause to be maintained and preserved all books of account and other relevant documents.

                                   ARTICLE X
                               VALUATION OF ASSETS

         10.1 Fair Market Value. For purposes of this Agreement, the "Fair Market Value" of any asset of the Company shall be determined by the Managing Member in its reasonable discretion. The Managing Member, in its discretion, may engage any Person, acceptable to the Managing Member, to perform an appraisal to reasonably determine the Fair Market Value of any Company asset.

                                   ARTICLE XI
                           DISSOLUTION OF THE COMPANY

         11.1 Dissolution. Subject to the Act, the Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of:

            (a)   the expiration of the term of the Company as provided in
Section 2.6 of this Agreement;

            (b) the sale or distribution by the Company of all or substantially all of its assets; or

            (c) the written consent of (i) Class A Voting Members whose Class A Percentage Interests represent not less than two-thirds of the Class A Percentage Interest of all Class A Voting Members and (ii) the Initial Member.

         Any other provision of this Agreement to the contrary notwithstanding, no withdrawal, assignment, removal, Bankruptcy, insolvency, death, incompetency, termination, dissolution or distribution with respect to any Member or any Membership Interest will effect a dissolution of the Company.

         11.2 Liquidation of Company Interests.

            (a) Liquidation. Upon dissolution, the Company will be liquidated in an orderly manner. The Managing Member will serve as the liquidator to wind up the affairs of the Company pursuant to this Agreement; provided, however, that if there is no Managing Member, a Majority in Interest of the then remaining Class A Voting Members shall select a Person or Persons to serve as liquidator. The Person or Persons who act as the liquidator under this Section
11.2 are referred to herein as the "Liquidator."

            (b) Liquidation Procedure. Promptly following dissolution, the Liquidator shall within a reasonable period of time cause the Company's assets and properties to be liquidated for cash in an orderly and businesslike manner so as not to involve undue sacrifice (which liquidation shall not involve any material sale or disposition of assets or properties of the Company to any Member or any Affiliate of a Member unless, in any such case, such sale or disposition is on terms that are no less favorable to the Company than would be reasonably available in an arm's length transaction).

            (c) Final Allocation and Distribution. Upon dissolution of the Company (whether or not an early dissolution) and liquidation of its assets and properties as set forth above, a final allocation of all items of income, gain, loss and deduction will be made in accordance with Article V, and proceeds arising from such liquidation, shall be distributed or used as follows and in the following order and priority (which order shall be without prejudice to the liability of the Members to creditors of the Company under the Act in the event of the insolvency of the Company):

                  (i) to the setting up of any reserves that the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company and, if the Initial Member remains a Member at the time of liquidation and none of the circumstances which would have permitted the redemption of the Interest of the Initial Member pursuant to Section 8.6 hereof has occurred, the reserve established by the Liquidator shall also be sufficient to meet (and thereafter applied to meet) the obligations of the Initial Member with respect to the NY Obligations and excess NY Obligations;

                  (ii) for the payment of the Company's liabilities and
            obligations to its creditors other than Members, and the expenses of liquidation;

                  (iii) for the payment of the Company's liabilities and
            obligations to its creditors who are also Members; and

                  (iv) if within the first 36 months of the date hereof 15% of
            Available Cash , and if after the first 36 months of the date hereof, 10% of Available Cash, to the Initial Member;

                  (v) any balance to the Members pro rata in accordance with the positive balances in their Capital Accounts; except that, if the Initial Member will not receive a sufficient distribution to have provided the Initial Member in connection with the liquidation the same amount of cash or property in the year of liquidation that it would have received had the liquidation proceeds and other distributions in such year been distributed in accordance with
            Article VI, then such Initial Member shall be entitled to a guaranteed payment (as that term is defined in Section 707(c) of the Code) in an amount such that the sum of the amount paid as guaranteed payment and distributed with respect to the Initial Member's Capital Account equals the amount the Initial member would have received had liquidation proceeds and other distributions in such year been distributed in accordance with Article VI.

         11.3 Liability for Return of Capital Contributions. Each Member, by its execution of this Agreement, agrees that liability for the return of its Capital Contribution is limited to the Company's assets and, in the event of an insufficiency of such assets to return the amount of its Capital Contribution, hereby waives any and all claims whatsoever, including any claim for additional contributions that it might otherwise have, against any of the Company's agents or representatives (in each case unless there has been fraud, gross negligence or willful misconduct) by reason thereof. Each Member shall look solely to the Company and its assets for all distributions with respect to the Company and his or its Capital Contribution thereto, and shall have no recourse therefor (upon dissolution or otherwise) against any of the Company's agents or representatives (in each case unless there has been fraud or willful misconduct).

                                  ARTICLE XII
                                   AMENDMENTS

         12.1 Amendments. This Agreement may be amended upon the vote of the Initial Member and a Majority in Interest of the Class A Voting Members and the Class B Non-Voting Member; provided no such amendment shall reduce the interest of any Member in the assets, profits or distributions of the Company without such Member's consent or modify this Article XII. The Managing Member shall send each Member a copy of any amendment adopted pursuant to this Article XII.

                                  ARTICLE XIII
                                     NOTICES

         13.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given or made (a) when personally delivered to the intended recipient (or an officer of the intended recipient) or when sent by telecopy or facsimile followed by the mailing of a copy as set forth in clause (b) or (c) below; (b) on the business day after the date sent when sent by a nationally recognized overnight courier service; or (c) four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid if to the Company, to its address set forth in Section 2.5, and if to any Member, to the address set forth in the register of Members. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement, and supersedes any prior agreement or understanding among the parties hereto with respect to the subject matter of this Agreement.

         14.2 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

         14.3 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and permitted assigns.

         14.4 Counterparts. This Agreement may be executed either directly or by an attorney-in-fact, in any number of counterparts of the signature pages, each of which shall be considered an original and all of which together shall constitute one instrument.

         14.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         14.6 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         14.7 Gender and Number. Whenever required by the context of this Agreement, all pronouns and any variations thereof will be deemed to refer to the masculine, feminine and neuter, singular and plural.

         14.8 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Members. Nothing in this Agreement shall be deemed to create any right in any person or entity (other than indemnified persons as set forth in Section 7.4 of this Agreement) not a signatory hereto or who becomes a Substituted Member pursuant to Section 8.3 of this Agreement, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

         14.9 Tax Matters Partner. The Managing Member shall be the "tax matters partner" for purposes of Code Section 6231(a)(7).

         14.10 Conflicts of Interest. Nothing in this Agreement will restrict the business activities and operations of any Member for its own account, or its agents, representatives or any of their respective Affiliates.

         14.11 Counterpart Execution, Telecopies. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the parties hereto. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement as their act and deed, either directly or by an attorney-in-fact, to be effective as of the day and year first above written.

                          Initial Member:

                                DELTA FINANCIAL CORPORATION

                                By:
                                    --------------------------------------------
                                    Name: Marc E. Miller
                                    Title: Senior Vice President and Secretary

                          Class A Voting Members:

                                [LIST TO COME]

                          Class B Non-Voting Member:

                                 DELTA FUNDING RESIDUAL MANAGEMENT, INC.

                                 By:
                                    --------------------------------------------
                                    Name: Marc E. Miller
                                    Title: Senior Vice President and Secretary

                                   SCHEDULE 1

                   CAPITAL CONTRIBUTIONS; MEMBERSHIP INTERESTS


                                                                                     Class B            Class C
                                                               Class A Voting       Non-Voting         Non-Voting
                                                                 Membership         Membership         Membership
           Member                  Capital Contribution            Units              Units              Units
           ------                  --------------------            -----              -----              -----
Delta Financial Corporation              $100.00                      0                  0                  1(1)
Delta Funding Residual
Management, Inc.                          $0.00                       0                  1                  0
[List names of holders of
Senior Notes]                          [__________](2)          [__________]             0                  0

----------------------------------------------------------------------------------------------------------------------
Totals                                                         [____________]            1                  1

----------
(1) Upon formation of the Company, the Initial member received 100 voting Membership Interests in the Company for its capital contribution of $100.00. Upon satisfaction of the Minimum Tender Condition the Initial Member's voting Membership Interests shall automatically convert into one Class C Non-Voting Membership Interest

(2) To be equal to the principal amount of Senior Notes tendered in the Exchange Offer.

                                   SCHEDULE 2

                              RESIDUAL CERTIFICATES

Name and Series of the Securitization Trust          Classes of Certificates      Percentage Interest in the Class
----------------------------------------------       -----------------------      ---------------------------------
Delta Funding Non-Performing Loan Trust 2001-1       owner trust certificate      100%
CTS Home Equity Loan Trust 1994-2                    R                            75%
Delta Residual Interest Trust 1995-1                 B                            100% (represents 62.5% of Delta
                                                                                  Funding Home Equity Loan Trust
                                                                                  1995-1, Class R-1 and R-2)
Delta Funding Home Equity Loan Trust 1995-2          R                            99.999999%
Delta Funding Home Equity Loan Trust 1995-2          R-1                          0.000001%
Delta Funding Home Equity Loan Trust 1997-3          R-1; R-2                     0.000001%
Delta Funding Home Equity Loan Trust 1997-4          R-1; R-2                     0.000001%
Delta Funding Home Equity Loan Trust 1998-1          R-1; R-2                     0.000001%
Delta Funding Home Equity Loan Trust 1998-2          R-1; R-2                     99.999999%
Delta Funding Home Equity Loan Trust 1998-2          R-1; R-2                     0.000001%
Delta Funding Home Equity Loan Trust 1998-3          R-1; R-2; R-3                99.99999%
Delta Funding Home Equity Loan Trust 1998-3          R-1; R-2; R-3                0.000001%
Delta Funding Home Equity Loan Trust 1998-4          R-1; R-2; R-3                99.99999%
Delta Funding Home Equity Loan Trust 1998-4          R-1; R-2; R-3                0.000001%
Delta Funding Home Equity Loan Trust 1999-1          R-1; R-2; R-3                99.99999%
Delta Funding Home Equity Loan Trust 1999-1          R-1; R-2; R-3                0.000001%
Delta Funding Home Equity Loan Trust 1999-2          BIO                          100%
Delta Funding Home Equity Loan Trust 1999-2          R-1; R-2; R-3                99.999999%
Delta Funding Home Equity Loan Trust 1999-2          R-1; R-2; R-3                0.000001%
Delta Funding Home Equity Loan Trust 2000-1          BIO                          100%
Delta Funding Home Equity Loan Trust 2000-1          R-1; R-2; R-3                99.999999%
Delta Funding Home Equity Loan Trust 2000-1          R-1; R-2; R-3                0.000001%
Delta Funding Home Equity Loan Trust 2000-2          BIO                          100%
Delta Funding Home Equity Loan Trust 2000-2          R-1; R-2; R-3                99.999999%
Delta Funding Home Equity Loan Trust 2000-2          R-1; R-2; R-3                0.000001%
Delta Funding Home Equity Loan Trust 2000-3          BIO                          100%
Delta Funding Home Equity Loan Trust 2000-3          R-1; R-2; R-3                99.999999%
Delta Funding Home Equity Loan Trust 2000-3          R-1; R-2; R-3                0.000001%
Delta Funding Home Equity Loan Trust 2000-4          BIO                          100%
Delta Funding Home Equity Loan Trust 2000-4          R-1; R-2; R-3                99.999999%
Delta Funding Home Equity Loan Trust 2000-4          R-1; R-2; R-3                0.000001%
Delta Funding NIM Trust 2000-1                       owner trust certificate      100%


                                   SCHEDULE 3

          DESCRIPTION OF DELTA FUNDING NON-PERFORMING LOAN TRUST 2000-1

         In February 2000, Delta Funding Non-Performing Loan Trust 2000-1, as issuer, issued $3 million of 9.50% Delta Funding Non-Performing Loan Trust Notes, Series 2000-1, or the "non-performing loan trust notes", pursuant to an indenture, dated as of February 11, 2000, between the issuer and Wells Fargo Bank Minnesota, National Association, as indenture trustee. The issuer is a Delaware business trust formed pursuant to an Amended and Restated Trust Agreement, dated February 11, 2000, between Delta Funding Corporation, as depositor, and Wilmington Trust Company, as owner trustee. The non-performing loan trust notes are secured by, and payable from, the cashflow from a pool of non-performing mortgage loans sold to the issuer by Delta Funding Corporation pursuant to a Sale Agreement, dated as of February 11, 2000, among Delta Funding Corporation, the issuer, the Indenture Trustee and Clayton National, Inc., as servicer. The servicer is servicing the mortgage loans on behalf of the issuer and the noteholders. DF Special Holdings Corporation owns 100% of the owner trust certificates representing the non-performing loan receivables issued by the issuer and is entitled to any cashflow and other assets remaining after the non-performing loan trust notes have been paid in full. The notes were not rated by any rating agency.

                                   SCHEDULE 4

                               OTHER CONSIDERATION

                                [TO BE PROVIDED]

                                   SCHEDULE 5

                                  NY OBLIGATION

            Calendar Quarter Ended                      NY Obligation
            ----------------------                      -------------
                   9/30/01                               $129,300.00
                  12/31/01                                129,300.00
                   3/31/02                                119,287.50
                   6/30/02                                119,287.50
                   9/30/02                                119,287.50
                  12/31/02                                119,287.50
                   3/31/03                                109,600.00
                   6/30/03                                109,600.00
                   9/30/03                                109,600.00
                  12/31/03                                109,600.00
                   3/31/04                                 99,537.50
                   6/30/04                                 99,537.50
                   9/30/04                                 99,537.50
                  12/31/04                                 99,537.50
                   3/31/05                                 89,287.50
                   6/30/05                                 89,287.50
                   9/30/05                                 89,287.50
                  12/31/05                                 89,287.50
                   3/31/06                                 78,350.00
                   6/30/06                                 78,350.00
                   9/30/06                                 78,350.00
                  12/31/06                                 78,350.00
                   3/31/07                                 68,475.00
                   6/30/07                                 68,475.00
                   9/30/07                                 68,475.00
                  12/31/07                                 68,475.00
                   3/31/08                                 55,537.50
                   6/30/08                                 55,537.50
                   9/30/08                                 55,537.50
                  12/31/08                                 55,537.50
                   3/31/09                                 49,400.00
                   6/30/09                                 49,400.00
                   9/30/09                                 49,400.00
                  12/31/09                                 49,400.00
                   3/31/10                                 49,375.00
                   6/30/10                                 49,375.00
                   9/30/10                                 49,375.00
                  12/31/10                                 49,375.00
                   3/31/11                                 49,312.50

            Calendar Quarter Ended                      NY Obligation
            ----------------------                      -------------
                   6/30/11                                 49,312.50
                   9/30/11                                 49,312.50
                  12/31/11                                 49,312.50
                   3/31/12                                 49,250.00
                   6/30/12                                 49,250.00
                   9/30/12                                 49,250.00
                  12/31/12                                 49,250.00
                   3/31/13                                 48,500.00
                   6/30/13                                 48,500.00
                   9/30/13                                 48,500.00
                  12/31/13                                 48,500.00
                   3/31/14                                 48,187.50
                   6/30/14                                 48,187.50
                   9/30/14                                 48,187.50
                  12/31/14                                 48,187.50
                   3/31/15                                 47,187.50
                   6/30/15                                 47,187.50
                   9/30/15                                 47,187.50
                  12/31/15                                 47,187.50
                   3/31/16                                 47,187.50
                   6/30/16                                 47,187.50
                   9/30/16                                 47,187.50
                  12/31/16                                 47,187.50
                   3/31/17                                 47,187.50
                   6/30/17                                 47,187.50
                   9/30/17                                 47,187.50
                  12/31/17                                 47,187.50
                   3/31/18                                 46,875.00
                   6/30/18                                 46,875.00
                   9/30/18                                 46,875.00
                  12/31/18                                 46,875.00
                   3/31/19                                 46,437.50
                   6/30/19                                 46,437.50
                   9/30/19                                 46,437.50
                  12/31/19                                 46,437.50
                   3/31/20                                 46,000.00
                   6/30/20                                 46,000.00
                   9/30/20                                 46,000.00
                  12/31/20                                 46,000.00
                   3/31/21                                 45,299.49
                   6/30/21                                 45,299.49
                   9/30/21                                 45,299.49
                  12/31/21                                 45,299.49
                   3/31/22                                 44,609.65
                   6/30/22                                 44,609.65

            Calendar Quarter Ended                      NY Obligation
            ----------------------                      -------------
                   9/30/22                                 44,609.65
                  12/31/22                                 44,609.65
                2023 per qtr.                              43,930.32
                2024 per qtr.                              43,261.33
                2025 per qtr.                              42,602.53
                2026 per qtr.                              41,953.76
                2027 per qtr.                              41,314.87
                2028 per qtr.                              40,685.71
                2029 per qtr.                              40,066.13
                2030 per qtr.                              39,455.98

                                                                       EXHIBIT A

                              INVESTOR CERTIFICATE

Delta Funding Residual Exchange Company, LLC
1000 Woodbury Road, Suite 200
Woodbury, New York 11797

Delta Funding Residual Management, Inc.
1000 Woodbury Road, Suite 200
Woodbury, New York 11797

         Re: Membership Interests of Delta Funding Residual Exchange Company, LLC and Common Stock of Delta Funding Residual Management, Inc. (the "Securities")

Ladies and Gentlemen:

A.       Qualified Institutional Buyer

         In connection with our purchase of the Securities listed on Exhibit A attached hereto, the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933, as amended (the "Act")) as follows:

                  (a) It owns and/or invests on a discretionary basis eligible securities (excluding affiliate's securities, bank deposit notes and CD's, loan participations, repurchase agreements, securities owned but subject to a repurchase agreement and currency, interest rate and commodity swaps), as described below:

                           Amount: $_________________; and

                  (b) The dollar amount set forth above is:

                                    (C) greater than $100 million and the
                           undersigned is one of the following entities:

                           (i) |_| an insurance company as defined in Section
                  2(13) of the Act;(1) or

                           (ii) |_| an investment company registered under the
                  Investment Company Act or any "business development company" as defined in Section 2(a)(48) of the Investment Company Act of 1940, as amended (the "Investment Company Act") or as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

----------
(1) A purchase by an insurance company for one or more of its separate accounts, as defined by section 2(a)(37) of the Investment Company Act of 1940, which are neither registered nor required to be registered thereunder, shall be deemed to be a purchase for the account of such insurance company.

                           (iii) |_| a Small Business Investment Company
                  licensed by the U.S. Small Business Administration under
                  Section 301(c) or (d) of the Small Business Investment Act of 1958; or

                           (iv) |_| a plan (i) established and maintained by a
                  state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, the laws of which permit the purchase of securities of this type, for the benefit of its employees and (ii) the governing investment guidelines of which permit the purchase of securities of this type; or

                           (v) |_| an employee benefit plan within the meaning
                  of title I of the Employee Retirement Income Security Act of 1974; or

                           (vi) |_| a trust fund whose trustee is a bank or
                  trust company and whose participants are exclusively plans of the types identified in numbers (4) or (5) above, except trust funds that include as participants individual retirement accounts on H.R. 10 plans; or

                           (vii) |_| a corporation (other than a U.S. bank,
                  savings and loan association or equivalent foreign institution), partnership, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Internal Revenue Code; or

                           (viii) |_| a bank as defined in Section 3(a)(2) of
                  the Act, a savings and loan association or other institution as referenced in Section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution, which has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements as of a date not more than 16 months preceding the date of sale in the case of a U.S institution or 18 months in the case of a foreign institution; or

                           (ix) |_| an investment adviser registered under the
                  Investment Advisers Act; or

                                    (D) |_| greater than $10 million, excluding
                           any unsold allotment or subscription in a public offering, and the undersigned is a dealer registered pursuant to Section 15 of the Exchange Act; or

                                    (E) |_| less than $10 million, and the
                           undersigned is a dealer registered pursuant to
                           Section 15 of the Exchange Act and is purchasing these securities in a riskless principal transaction; or

                                    (F) |_| less than $100 million, and the
                           undersigned is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a "family of investment companies" which own at least $100 million of eligible securities; or

                                    (G) |_| less than $100 million, and the
                           undersigned is an entity, all the equity owners of which are qualified institutional buyers.

                  (c) The undersigned further certifies that it is purchasing the Securities for its own account or for the account of others that independently qualify as "Qualified Institutional Buyers" as defined in Rule 144A. It is aware that the sale of the Securities are being made in reliance on its continued compliance with Rule 144A.

                  (d) The undersigned understands that the Securities may be resold, pledged or transferred only to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance in Rule 144A.

B.       Qualified Purchaser

         In connection with our purchase of the Securities listed on Exhibit A attached hereto, the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified purchaser (as defined in Section 2(a)(51)(a) under the Investment Company Act) as follows:

1. |_| The purchaser is a natural person who beneficially owns not less than $5,000,000 in "investments" either separately or jointly or as community property with his or her spouse;(2)

2. |_| With respect to Delta Funding Residual Exchange Company, LLC ("Exchange Company LLC") and delta Funding Residual Management, Inc. ("Management Inc."), the purchaser is (i) a director, trustee, general partner, managing member, or advisory board member; (ii) an executive officer(3); or (iii) an employee(4) who regularly participates in the investment activities of Exchange Company LLC or Management Inc. (or its affiliates) and has performed such role with respect to Exchange Company LLC, Management Inc. or its affiliates for at least 12 months;

3. |_| The purchaser is an entity which (i) was not formed for the specific purpose of investing in Exchange Company LLC and Management Inc.(5); (ii) is acting for its own

----------
(2) In order to complete question 1, please read Annex A at the end of Investor Questionnaire for information regarding what is includable in "investments" and for information regarding the valuation of such "investments."

(3) Includes any (a) president, (b) vice president in charge of a business unit, division or function, or (c) any other person who performs a policy-making function.

(4) Excludes an employee performing solely clerical, secretarial or administrative functions.

(5) A purchaser may be deemed to be "formed for the specific purpose of investing in Exchange Company LLC and Management Inc." if either (i) the amount of the Securities purchased by the purchaser exceeds 40% of the total assets (on a consolidated basis with its subsidiaries) of the purchaser, or (ii) interest holders in the purchaser are able to decide individually whether to participate, or the extent of their participation, in the purchaser's investment in Exchange Company LLC and Management Inc. (i.e., holders of interests in the purchaser determine whether their capital will form part of the capital invested by the purchaser in the Securities).

            account or the accounts of other "qualified purchasers"(6); and (iv) in the aggregate owns and/or invests on a discretionary basis not less than $25,000,000 in "investments;"


4. |_| Each beneficial owner of the purchaser's securities is a "qualified purchaser;"(6)

5. |_| The purchaser is an entity which (i) was not formed for the specific purpose of investing in the Fund;(5) (ii) owns not less than $5,000,000 in "investments"; and (iii) is directly or indirectly owned entirely by or for a "Family Company;"(7)

6. |_| The purchaser is a "qualified institutional buyer"(8) acting for its own account or the account of other qualified institutional buyers, provided that:

         (i) a dealer described in paragraph (a)(1)(ii) of Rule 144A must own and invest on a discretionary basis at least $25 million in securities of issuers that are not affiliated persons of the dealer; and
         (ii) a plan referred to in paragraph (a)(1)(D) or (a)(1)(E) of Rule 144A, or a trust fund referred to in paragraph (a)(1)(F) of Rule 144A that holds the assets of such a plan, will only be deemed to be acting for its own account to the extent that investment decisions are made by the fiduciary, trustee or sponsor of such plan (i.e., there must be at least $100 million of non-self-directed assets in the plan) and then only with respect to the assets as to which investment decisions are made by the fiduciary, trustee or sponsor;

         or

7. |_| The purchaser is a trust that (i) is directed by a "qualified purchaser;"(6) (ii) was not formed for the specific purpose of investing in the Securities;(5) and (iii) with respect to which each settlor or other person who contributed assets is a "qualified purchaser."(6)


----------
(6) "Qualified purchaser" includes any individual referred to in question 1 or 2 of this Section B or any entity referred to in question 3 or 5 of this Section B.

(7) A "Family Company" consists of two or more natural persons who are related (as siblings or spouses) (including former spouses), or direct lineal descendants by birth or adoption), their spouses, and estate or foundations, charities, trusts or other entities formed by them or for their benefit.

(8)  As defined in paragraph (a) of Rule 144A under the 1933 Act.

C.       Other

1. The undersigned has received and carefully reviewed that certain Prospectus dated as of August __, 2001 relating to the exchange offer and the Securities, the operating agreement of Exchange Company LLC and the Certificate of Incorporation and by-laws of Management Inc. The undersigned has had the opportunity to review all other documents and information which the undersigned has requested concerning its investment in the Securities. The undersigned has had the opportunity to ask questions of Exchange Company LLC and Management Inc., which questions were answered to its satisfaction.

2. The undersigned agrees to be bound by the terms of the operating agreement of Exchange Company LLC and attached hereto as Exhibit B is a counterpart thereof executed by the undersigned.

3. The undersigned further certifies that its purchase of the Securities will not affect Exchange Company LLC's existence or qualification as a limited liability company under the Delaware Limited Liability Company Act or under any other law or regulation that is applicable to Exchange Company LLC.

4. The undersigned further certifies that its purchase of the Securities will not (i) jeopardize the classification of Exchange Company LLC as a partnership under federal income tax principles, or (ii) otherwise have adverse federal income tax consequences to Exchange Company LLC or any of its members.

5. The undersigned further certifies that its purchase of the Securities will not result in the equity participation of any employee benefit plan or other retirement arrangement, whether or not it is subject to Title I of ERISA and/or Section 4975 of the Code, and or any entity whose underlying assets include plan assets by reason of such plan or account investing in such entity (including insurance company separate or general accounts and collective investment funds) in Exchange Company LLC being deemed to be "significant" within the meaning of the Department of Labor Regulations Section 2510.3-101(f) by Management Inc., as the managing member of Exchange Company LLC, unless an appropriate exemption is in effect.

6. The undersigned has provided an the opinion of counsel, which counsel is not an employee of the undersigned, to Exchange Company LLC in a form satisfactory to it, that states that the undersigned purchase of the Securities will not subject Exchange Company LLC or its members to any additional regulatory requirements, result in the violation of any law or regulation that is or might be applicable to Exchange Company LLC or its members or otherwise materially and adversely affect the interests of Exchange Company LLC or its members, as such.

         IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned on the _____ day of ___________, 200__.

                                                 [Name of purchaser]

                                                 By:
                                                    ----------------------------
                                                 Name:
                                                 Title(9):

----------
(9)  Must be President, Chief Financial Officer, or other authorized officer.

                                                                         ANNEX A

                                   INVESTMENTS

         For determining whether the purchaser is a "qualified purchaser" the term "investments" includes:

1. Securities, other than securities of an issuer that controls, is controlled by, or is under common control with, the Investor that owns such securities, unless the issuer of such securities is a "public company," a "financial company" or has more than $50 million in equity, as reflected on such company's financial statements which present such equity information as of a date within 16 months preceding the date on which the Investor acquires Interests. The term "public company" includes all companies that file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or have a class of securities that are listed on a Designated Offshore Securities Market, as defined by Regulation S of the 1933 Act. The term "financial company" includes a commodity pool or an "investment company" (whether U.S. or offshore) or a company required to register as such under the 1940 Act but for the exclusions or exemptions provided by sections 3(c)(1) through 3(c)(9) of the 1940 Act;

2. Real estate held for investment purposes so long as it is not used by the prospective "qualified purchaser" or a close relative (generally, a sibling, spouse, former spouse, direct ancestor or descendent or a spouse of such an ancestor or descendent) for personal or business purposes. However, real estate owned by a prospective "qualified purchaser" who is primarily in the real estate business is includable as an "investment" even if it is used by the owner;

3. "Commodity interests" or "physical commodities" held for investment purposes by the Investor. "Commodity interests" includes commodity futures contracts, options on commodity futures contracts, and options on physical commodities traded on or subject to the rules of (i) any contract market designated for trading such transactions under the Commodity Act and the rules thereunder or (ii) any board of trade or exchange outside the United States, as contemplated in Part 30 of the rules under the Commodity Act. "Physical commodities" includes any physical commodity with respect to which a "Commodity Interest" is traded on a market specified in the definition of commodity interests above;

4. To the extent not securities, "financial contracts" entered into for investment purposes or in connection with investments. "Financial contracts" includes any arrangement that (i) takes the form of an individually negotiated contract, agreement, or option to buy, sell, lend, swap, or repurchase, or other similar individually negotiated transaction commonly entered into by participants in the financial markets; (ii) is in respect of securities, commodities, currencies, interest or other rates, other measures of value, or any other financial or economic interest similar in purpose or function to any of the foregoing; and (iii) is entered into in response to a request from a counterparty for a quotation, or is otherwise entered into and structured to accommodate the objectives of the counterparty to such arrangement;

5. In the case of an Investor that is a commodity pool or an investment company excepted from registration by section 3(c)(1) or 3(c)(7) of the 1940 Act, any amounts payable to such

Investor pursuant to a firm agreement or similar binding commitment upon the demand of the Investor; and

6. Cash and cash equivalents held for investment purposes, such as bank deposits, foreign currencies, certificates of deposits, net cash surrender value of an insurance policy and cash held for defensive purposes.

"Investments" do not include other assets which do not reflect experience in the financial markets, such as jewelry, art work, antiques and other collectibles. For purposes of determining the amount of "investments" owned by a company, "investments" of a parent company and its majority-owned subsidiaries may be aggregated to meet the minimum "investment" amount requirements, regardless of which company is the prospective "qualified purchaser." For purposes of determining the amount of "investments" owned by a natural person, there may be included any "investment" held jointly or as community property with such person's spouse. In determining whether spouses who are making a joint investment in the Fund are "qualified purchasers," there may be included in the amount of each spouse's "investments" any "investments" owned by the other spouse (whether or not such "investments" are held jointly). In determining whether a natural person is a "qualified purchaser," there may be included in the amount of such person's "investments" any "investments" held in an individual retirement account or similar account the investments of which are directed by and held for the benefit of such person.

                            VALUATION OF INVESTMENTS

In determining the value of "investments" in order to ascertain "qualified purchaser" status, the aggregate amount of "investments" owned and invested on a discretionary basis by such person can be either their fair market value on the most recent practicable date or the cost of such "investments," provided that the same method must be used for all "investments." However,
(1) In the case of "commodity interests," the amount of "investments" is the value of the initial margin or option premium deposited in connection with such "commodity interests" and

(2) In each case, there must be deducted from the amount of such "investments" the following amounts:

         (a) The amount of any outstanding indebtedness incurred by the prospective "qualified purchaser" to acquire such "investments" and

         (b) In the case of a Family Company (as defined in note 7 above), in addition to the amounts specified in paragraph (2) (a) above, any outstanding indebtedness incurred by an owner of the Family Company to acquire the Family Company's "investments."

                                               EXHIBIT A TO INVESTOR CERTIFICATE

                              Purchased Securities

SECURITIY                                                             AMOUNT(10)
---------                                                             ----------

Membership Interests of Delta Funding Residual Exchange Company, LLC

Common Stock of Delta Funding Residual Management, Inc.

----------
(10) The number of membership interests of Delta Funding Residual Exchange Company, LLC being purchased must correspond pro rata to the number of shares of common stock of Delta Funding Residual Management, Inc. being purchased.

                                               EXHIBIT B TO INVESTOR CERTIFICATE

                          Executed Operating Agreement
                 of Delta Funding Residual Exchange Company, LLC